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                                                                    EXHIBIT 12.1


        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


         The ratios of earnings to fixed charges and preferred stock dividends for the three and six months ended June 30, 2002 were 1.8:1 and 1.9:1, respectively.

         For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding preferred stock dividends) to income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, preferred stock dividend requirements, the interest component of rental expense, if any, and amortization of debt discounts and issue costs, whether expensed or capitalized.


 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                    THREE AND SIX MONTHS ENDED JUNE 30, 2002
                          (DOLLAR AMOUNTS IN THOUSANDS)


           EARNINGS:
                                                                                             Three Months     Six Months
                                                                                                 Ended           Ended
                                                                                             June 30, 2002   June 30, 2002
                                                                                             -------------   -------------
           Pretax income from continuing operations before adjustment for minority interests in income of consolidated partnership or equity in income
            of unconsolidated ventures                                                              $30,951        $59,646
           Interest expense (including amortization of debt discount and issuing costs)              24,046         43,754
           Capitalized interest                                                                         858          1,515
           Interest component of rental expense                                                         107            214
                                                                                                    -------       --------
                Total                                                                               $55,962       $105,129
                                                                                                    =======       ========

           FIXED CHARGES:

           Interest expense (including amortization of debt discount and issuing costs)             $24,046         43,754
           Capitalized interest                                                                         858          1,515
           Interest component of rental expense                                                         107            214
                                                                                                    -------       --------
                Total                                                                               $25,011        $45,483
                                                                                                    =======        =======

           PREFERRED DIVIDEND REQUIREMENTS                                                           $5,646        $11,305
                                                                                                     ======        =======

           TOTAL FIXED CHARGES AND PREFERRED DIVIDEND REQUIREMENT                                   $30,657        $56,788
                                                                                                    =======        =======

           RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK
                DIVIDEND REQUIREMENTS                                                                   1.8            1.9
                                                                                                    =======        =======